Exhibit 10.11

EXECUTION VERSION

SEVENTH AMENDMENT TO
REVOLVING CREDIT AND SECURITY AGREEMENT

This Seventh Amendment to Revolving Credit and Security Agreement (this “Amendment”) is made as of this 7th day of November, 2016, by and among TRG CUSTOMER SOLUTIONS, INC. d/b/a IBEX Global Solutions (“IBEX”, together with any Person joined to the Loan Agreement as a borrower, collectively the “Borrowers”), the financial institutions which are now or which hereafter become party to the Loan Agreement as lenders (collectively, the “Lenders”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”) and as a Lender.

BACKGROUND

A.           On November 8, 2013, Borrowers, Lenders and PNC as a Lender and as Agent entered into that certain Revolving Credit and Security Agreement (as same has been or may be amended, restated, modified, renewed, extended, replaced or substituted from time to time, the “Loan Agreement”) to reflect certain financing arrangements between the parties thereto. All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement.

B.            Borrowers have requested that Agent and Lenders modify certain definitions, terms and conditions in the Loan Agreement, and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.

NOW THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

Section 1               Amendments to Loan Agreement. On the Effective Date (as defined below):

(a) New Definitions. The following defined terms shall be added to Section 1.2 of the Loan Agreement in the proper alphabetical order:

“Seventh Amendment” shall mean that certain Seventh Amendment to Revolving Credit and Security Agreement, dated as of the Seventh Amendment Date, by and among Borrowers, Lenders and Agent.

“Seventh Amendment Date” shall mean November 7, 2016.

“Seventh Amendment Effective Date” shall mean the “Effective Date” as defined in the Seventh Amendment.

“Special Reserve” shall mean a reserve in the amount of $5,000,000, provided, that, upon the delivery of Borrowers’ financial statements to Agent pursuant to Section 9.7, 9.8 or 9.9, as applicable, such amount shall be reduced to (x) $2,000,000, if such financial statements evidence that Borrowers’ EBITDA for the twelve months then ending is not less than $15,500,000 and (y) $0, if such financial statements evidence that Borrowers’ EBITDA for the twelve months then ending is not less than $17,500,000, in each case, so long as (i) the Compliance Certificate accompanying such financial statements certifies that no Default or Event of Default exists and (ii) Borrowers’ Average Undrawn Availability for the thirty (30) day period immediately preceding the date of such proposed reduction shall be no less than $5,000,000.

(b) Definitions. The following defined terms contained in Section 1.2 of the Loan Agreement shall be amended and restated in their entirety as follows:

“Applicable Margin” shall mean (a) an amount equal to negative one half of one percent (-0.50%) for (i) Revolving Advances consisting of Domestic Rate Loans, and (ii) Swing Loans, (b) an amount equal to one and three quarters of one percent (1.75%) for Revolving Advances consisting of LIBOR Rate Loans, (c) an amount equal to one and one half of one percent (1.50%) for Equipment Loans consisting of Domestic Rate Loans, (d) an amount equal to three and one quarter of one percent (3.25%) for Equipment Loans consisting of LIBOR Rate Loans, (e) an amount equal to two percent (2.0%) for Term Loans consisting of Domestic Rate Loans, and (f) an amount equal to four percent (4.0%) for Term Loans consisting of LIBOR Rate Loans.

“Capital Expenditures Indebtedness” shall mean an amount not to exceed (i) $5,000,000 during each of Borrowers’ 2016 and 2017 fiscal years to finance Capital Expenditures, and (ii) $7,500,000 during each fiscal year of Borrowers thereafter to finance Capital Expenditures.

“Debt Payments” shall mean for any period, in each case, all cash actually expended by any Borrower to make: (a) interest payments on any Advances hereunder, plus (b) scheduled principal payments on the Equipment Loans plus (c) scheduled principal payments on Term Loan C plus (d) payments on Capitalized Lease Obligations, plus (e) payments with respect to any other Indebtedness for borrowed money (other than principal payments on Term Loan A and Term Loan B).

“Fixed Charge Coverage Ratio” shall mean, with respect to any fiscal period, the ratio of (a) EBITDA, minus Unfunded Capital Expenditures made by any Borrower during such period, minus distributions (including tax distributions but excluding (i) Permitted Holdings Distributions of $11,500,000 paid through June 30, 2016 and (ii) solely to the extent funded by the proceeds of Term Loan C, and upon Agent’s receipt of satisfactory evidence, in its Permitted Discretion, that such proceeds have been expended on Capital Expenditures, Permitted Holdings Capital Expenditure Distributions), dividends and cash Royalty Payments made by any Borrower during such period, minus cash taxes paid by any Borrower during such period to (b) all Debt Payments made by any Borrower during such period.

“Maximum Loan Amount” shall mean $59,000,000, plus any increase in accordance with Section 2.24.

“Maximum Revolving Advance Amount” shall mean $40,000,000, plus any increases in accordance with Section 2.24.

“Permitted Holdings Capital Expenditure Distributions” shall mean a distribution to Holdings from time to time for the purpose of funding Capital Expenditures of an amount not to exceed, in the aggregate, the lesser of $16,000,000 and the actual aggregate principal amount of the funded Term Loans pursuant to Section 2.3.1, upon satisfaction of the following conditions: (a) both before and after giving pro-forma effect to any such distribution (i) no Default or Event of Default shall exist or will exist, (ii) no Springing Covenant Event shall have occurred or would exist, and (iii) Borrowers shall have complied with the covenant in Section 6.5 (Fixed Charge Coverage Ratio), and (b) prior to any such distribution, Borrowers shall deliver to Agent, notice of such proposed distribution together with calculations that show compliance with the foregoing requirements and such supporting documentation as Agent shall reasonably request, including but not limited to, invoices detailing the proposed Capital Expenditure. Upon Borrowers satisfying these conditions, Agent agrees not to unreasonably withhold its consent to the distributions to Holdings.

“Permitted Holdings Distributions” shall mean a distribution to Holdings from time to time of an amount not to exceed in the aggregate (1) funds in an amount equal to $11,500,000 provided to a Borrower by Holdings on or prior to the Closing Date, and (2) funds provided after the Closing Date to a Borrower by Holdings as working capital or as a capital contribution and not on account of any services provided by any Borrower, upon satisfaction of the following conditions: (a) Borrowers shall have complied with the covenant in Section 6.15(c) and (b) both before and after giving pro-forma effect to any such distribution (i) no Default or Event of Default shall exist or will exist, (ii) no Springing Covenant Event shall have occurred or would exist, and (iii) Borrowers shall have complied with the covenant in Section 6.5 (Fixed Charge Coverage Ratio). For purposes of calculating the amount that may be distributed at any time hereunder, all distributions will be deemed distributed on account of the amounts permitted under subsection (1) above until such time that the full amount of the funds provided to Borrowers by Holdings prior to the Closing Date has been returned, which as of the Sixth Amendment Effective Date, Borrowers acknowledge have been fully paid and satisfied, and thereafter such amounts shall be deemed distributed on account of subsection (2) above. From and after the Seventh Amendment Effective Date, upon the satisfaction of the conditions set forth in clause (b) above, distributions may be made, together with Permitted Royalty Payments, in an aggregate amount as follows: (x) in fiscal year ending June 30, 2016, up to $7,900,000 (excluding $6,500,000 distributed prior to the Seventh Amendment Effective Date) and (y) in fiscal year ending June 30, 2017, up to $4,000,000 (provided that no more than $2,000,000 shall be paid prior to January 1, 2017) plus, to the extent Excess Cash Flow exceeds $4,000,000 in fiscal year ending June 30, 2017, an amount up to fifty percent (50%) of Excess Cash Flow in excess of $4,000,000, provided, however, for purposes of calculating the amount of distributions that may be permitted in (x) and (y) above, at such time as the aggregate principal amount of all Term Loans is less than $8,000,000, the Excess Cash Flow limitation shall not apply, and at such time as there are no outstanding Term Loans, neither the Excess Cash Flow limitation or clause (b)(iii) above shall apply.

(c) Formula Amount. Section 2.1 of the Loan Agreement shall be amended by amending and restating Section 2.1(a)(iv) as follows:

“(iv) such reserves including without limitation, the Special Reserve, as Agent may in its Permitted Discretion deem necessary from time to time.

(d) Term Loans. Section 2.3.1 of the Loan Agreement shall be amended and restated as follows:

2.3.1 Term Loans. Subject to the terms and conditions of this Agreement, each Lender, severally and not jointly, shall, from time to time, make available Advances to one or more Borrowers (each, a “Term Loan” and collectively, the “Term Loans”) in an amount equal to such Lender’s Term Loan Commitment Percentage of the applicable Term Loan.

(a)           A Term Loan shall be advanced on or within two (2) Business Days after the Sixth Amendment Effective Date in an amount equal to $6,000,000 but in no event greater than such Lender’s Term Loan Commitment (“Term Loan A”). Term Loan A shall be, with respect to principal, payable as follows, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement: (i) thirty six (36) consecutive monthly payments in the amount of $166,666.66 commencing July 1, 2016 and continuing on the first day of each month thereafter with the final installment to include all unpaid principal, accrued and unpaid interest and all unpaid fees, costs and expenses related thereto. Term Loan A shall be evidenced by a secured promissory note (“Term Note A”) in substantially the form attached hereto as Exhibit 2.3.1. Term Loan A may consist of a Domestic Rate Loan or LIBOR Rate Loan, or a combination thereof, as Borrowing Agent may request. In the event that Borrowers desire to obtain or extend a LIBOR Rate Loan or to convert a Domestic Rate Loan to a LIBOR Rate Loan, Borrowing Agent shall comply with the notification requirements set forth in Sections 2.2(b) and (d) and the provisions of Sections 2.2(b) through (g) shall apply.

(b)          Subject to the terms and conditions set forth in clause 2.3.1(c) below, a Term Loan shall be advanced in an amount equal to $4,000,000 but in no event greater than such Lender’s Term Loan Commitment (“Term Loan B”). Term Loan B shall be, with respect to principal, payable as follows, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement: (i) thirty six (36) consecutive monthly payments in the amount of $111,111.11 commencing on the first day of the month following the funding of Term Loan B and continuing on the first day of each month thereafter, with the final installment to include all unpaid principal, accrued and unpaid interest and all unpaid fees, costs and expenses related thereto. Term Loan B shall be evidenced by a secured promissory note (“Term Note B”) in substantially the form attached hereto as Exhibit 2.3.1. Term Loan B may consist of a Domestic Rate Loan or LIBOR Rate Loan, or a combination thereof, as Borrowing Agent may request. In the event that Borrowers desire to obtain or extend a LIBOR Rate Loan or to convert a Domestic Rate Loan to a LIBOR Rate Loan, Borrowing Agent shall comply with the notification requirements set forth in Sections 2.2(b) and (d) and the provisions of Sections 2.2(b) through (g) shall apply.

(c)           Conditions to making Term Loan B. As of the Seventh Amendment Effective Date, it is agreed and acknowledged that Term Loan B has not, and will not, be advanced, and Term Note B shall be, and is hereby cancelled. Upon Borrowers’ request, Term Note B shall be returned to Borrowers marked “Cancelled”.

(d)           A Term Loan shall be advanced on or within two (2) Business Days after the Seventh Amendment Effective Date in an amount equal to $16,000,000 but in no event greater than such Lender’s Term Loan Commitment (“Term Loan C”). Term Loan C shall be, with respect to principal, payable as follows, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement: (i) fifty four (54) consecutive monthly payments in the amount of $296,296.30 commencing January 1, 2017 and continuing on the first day of each month thereafter with the final installment to include all unpaid principal, accrued and unpaid interest and all unpaid fees, costs and expenses related thereto. Term Loan C shall be evidenced by a secured promissory note (“Term Note C”) in substantially the form attached hereto as Exhibit 2.3.1. Term Loan C may consist of a Domestic Rate Loan or LIBOR Rate Loan, or a combination thereof, as Borrowing Agent may request. In the event that Borrowers desire to obtain or extend a LIBOR Rate Loan or to convert a Domestic Rate Loan to a LIBOR Rate Loan, Borrowing Agent shall comply with the notification requirements set forth in Sections 2.2(b) and (d) and the provisions of Sections 2.2(b) through (g) shall apply.

(e)           The proceeds of Term Loan C shall be applied first to repay the remaining balance of Term Loan A in full, including all unpaid principal, accrued and unpaid interest and all unpaid fees, costs and expenses related thereto, and the remaining balance to be advanced to Borrowers. Upon payment in full of Term Loan A, (i) Borrowers shall have no obligation to be party to any Lender-Provided Interest Rate Hedge Agreement with respect to Term Loan A and (ii) upon Borrower’s request, Term Note A shall be returned to Borrowers marked “Paid in Full”.

(e) Fixed Charge Coverage Ratio. Section 6.5 of the Loan Agreement shall be amended and restated in its entirety as follows:

6.5 Fixed Charge Coverage Ratio. Upon the occurrence of any Springing Covenant Event and until the occurrence of a Springing Termination Event, cause to be maintained as of the end of each fiscal quarter, a Fixed Charge Coverage Ratio of not less than 1.00 to 1.00, measured on a rolling four (4) quarter basis, except as set forth below. For the avoidance of doubt, upon the occurrence of a Springing Covenant Event, the Fixed Charge Coverage Ratio shall be tested for the immediately preceding fiscal quarter. From and after the Seventh Amendment Effective Date, for purposes of calculating the Fixed Charge Coverage

Ratio, the Fixed Charge Coverage Ratio shall be measured on (a) the trailing six (6) months for the period ending December 31, 2016, (b) the trailing (9) months for the period ending March 31, 2017, (c) the trailing twelve (12) months for the period ending June 30, 2017, and (d) a rolling four (4) quarter basis for each fiscal quarter ending thereafter.

(f)            Capital Expenditures. Section 7.6 of the Loan Agreement shall be amended and restated in its entirety as follows:

7.6 Capital Expenditures. Upon the occurrence of any Springing Covenant Event in any fiscal year, contract for, purchase or make any expenditure or commitments for Capital Expenditures (i) for the fiscal years ending June 30, 2016 and June 30, 2017, to the extent such Springing Covenant Event occurred in such fiscal year, in an aggregate amount for all Borrowers in excess of $5,000,000 (including the aggregate amount of Capital Expenditures Indebtedness), or (ii) in any fiscal year thereafter, with respect to the fiscal year in which the Springing Covenant Event occurred, in an aggregate amount for all Borrowers in excess of $7,500,000 (including the aggregate amount of Capital Expenditures Indebtedness).

(g)           Term. Section 13.1 of the Loan Agreement shall be amended and restated in its entirety as follows:

13.1 Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until May 1, 2020 (the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon sixty (60) days prior written notice to Agent upon payment in full of the Obligations. In the event the Obligations are prepaid in full (whether voluntary or involuntary, including after acceleration thereof) and this Agreement is terminated prior to the last day of the Term (the date of such prepayment hereinafter referred to as the “Early Termination Date”), Borrowers shall concurrently pay to Agent for the benefit of Lenders an early termination fee in an amount equal to (x) one half of one percent (0.50%) of the Maximum Loan Amount if the Early Termination Date occurs on or after the Seventh Amendment Date to and including May 1, 2018, (y) one quarter of one percent (0.25%) of the Maximum Loan Amount if the Early Termination Date occurs on or after May 2, 2018 to and including May 1, 2019, and (z) zero percent (0.00%) of the Maximum Loan Amount if the Early Termination Date occurs on or after the date immediately following such date; provided, however, that if the Obligations are prepaid in full in connection with a refinancing provided by a division of PNC, no early termination fee shall be due upon the Early Termination Date.

Section 2               Representations, Warranties and Covenants of Borrowers

Each Borrower hereby represents and warrants to and covenants with the Agent and the Lenders that:

(a)           such Borrower reaffirms all representations and warranties made to Agent and Lenders under the Loan Agreement and all of the Other Documents (as described and defined in the Loan Agreement) and confirms that after giving effect to this Amendment all are true and correct in all material respects as of the date hereof (except to the extent any such representations and warranties specifically relate to a specific date, in which case such representations and warranties were true and correct in all material respects on and as of such other specific date);

(b)           such Borrower reaffirms all of the covenants contained in the Loan Agreement (as amended hereby) (including without limitation, all covenants to pay fees, costs and expenses contained therein), covenants to abide thereby until all Advances, Obligations and other liabilities of Borrowers to Agent and Lenders under the Loan Agreement of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders (other than contingent indemnification obligations which survive termination of the Loan Agreement);

(c)           no Default or Event of Default has occurred and is continuing under the Loan Agreement or the Other Documents (as described and defined in the Loan Agreement);

(d)           such Borrower has the authority and legal right to execute, deliver and carry out the terms of this Amendment and the Notes (as defined below), that such actions were duly authorized by all necessary limited liability company or corporate action, as applicable, and that the officer executing this Amendment and the Notes on its behalf was similarly authorized and empowered, and that this Amendment and the Notes does not contravene any provisions of its certificate of incorporation or formation, operating agreement, bylaws, or other formation documents, as applicable, or of any material contract or agreement to which it is a party or by which any of its properties are bound; and

(e)           this Amendment, the Notes, and all assignments, instruments, documents, and agreements executed and delivered in connection herewith, are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

Section 3               Amendment Fee

In consideration of entering into this Amendment, Borrowers agree to pay to Agent, for the ratable benefit of itself and each Lender, an amendment fee in the amount of $50,000.00 (the “Total Amendment Fee”), which fee shall be fully earned in full on the Seventh Amendment Effective Date and shall not be subject to rebate or proration upon termination of the Credit Agreement for any reason. The Total Amendment Fee shall be due and payable as follows: (i) $25,000 of the Total Amendment Fee shall be due and payable on the Seventh Amendment Effective Date (the “Amendment Closing Fee”), (ii) $15,000 of the Total Amendment Fee shall be due and payable on the date the Special Reserve is reduced to $2,000,000 or $0; and (iii) $10,000 of the Total Amendment Fee shall be due and payable on the date the Special Reserve is reduced to $0; provided, that, notwithstanding the foregoing, the amounts set forth in clauses (ii) and (iii) shall be due and payable no later than June 30, 2017. For the avoidance of doubt, if on the date the Special Reserve is reduced to $0 and the amount set forth in clause (ii) of the immediately preceding sentence has not been paid, such amount shall be due and payable on such date.

Section 4               Conditions Precedent/Effectiveness Conditions

This Amendment shall be effective upon the date of satisfaction of all of the following conditions precedent (the “Effective Date”):

(a)           Agent shall have received this Amendment fully executed by the Borrowers;

(b)           Agent shall have received a term note in the amount of $16,000,000 executed by Borrowers in favor of PNC (“Term Note C”);

(c)           Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors of each Borrower authorizing the execution, delivery and performance of this Amendment and the Notes, certified by the Secretary of such Borrower, together with a certification as to the incumbency signatures of each person signing such documents on behalf of Borrowers;

(d)           Agent shall have received the Amendment Closing Fee; and

(e)            No Default or Event of Default shall have occurred and be continuing under the Loan Agreement.

Section 5               Further Assurances

Each Borrower hereby agrees to take all such actions and to execute and/or deliver to Agent and Lenders all such documents, assignments, financing statements and other documents, as Agent and Lenders may reasonably require from time to time, to effectuate and implement the purposes of this Amendment.

Section 6               Payment of Expenses

Borrowers shall pay or reimburse Agent and Lenders for their reasonable fees of external counsel and other expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

Section 7               Reaffirmation of Loan Agreement

Except as modified by the terms hereof, all of the terms and conditions of the Loan Agreement, as amended, are hereby reaffirmed and shall continue in full force and effect as therein written.

Section 8               Miscellaneous

(a)           Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b)           Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c)           Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d)           Governing Law. The terms and conditions of this Amendment shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by the laws of the State of New York without regard to any conflicts of laws principles.

(e)           Counterparts. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or pdf transmission shall be deemed to be an original signature hereto.

[signature page follows]

IN WITNESS WHEREOF,the parties have caused this amendment to be executed and delivered by duly authorized officers as of the date first above written.

BORROWERS:

TRG CUSTOMER SOLUTIONS, INC. d/b/a IBEX Global Solutions

By:	/s/Robert T. Dechant
Robert T. Dechant
Chief Executive Officer

[SIGNATURE PAGE TO SEVENTH AMENDMENT TO
REVOLVING CREDIT AND SECURITY AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION
as Lender and as Agent

By:	/s/ Jacqueline Mackenzie
Jacqueline Mackenzie Vice President

Revolving Commitment Percentage: 100%
Equipment Loan Commitment Percentage: 100%
Term Loan Commitment Percentage: 100%
Revolving Commitment Amount: $40,000,000
Equipment Loan Commitment Amount: $ 3,000,000
Term Loan Commitment Amount: $16,000,000

[SIGNATURE PAGE TO SEVENTH AMENDMENT TO
REVOLVING CREDIT AND SECURITY AGREEMENT]